Exhibit (d)(4)

October 28, 2008

Joui International LLC

Mr. John Hui

c/o Averil Capital Markets Group, Inc.

1901 Avenue of the Stars, Suite 350

Los Angeles, CA 90067

Attn: Diana L. Maranon, Managing Partner

CONFIDENTIALITY AGREEMENT

Dear Mr. Hui:

In connection with your possible interest in a strategic transaction (a “Transaction”) involving InFocus Corporation (the “Company”), you have proposed and the Company has agreed to a meeting in which you and your representative, Diana Maranon of Averil Capital Markets, will meet with the Company’s senior management team. This will be a preliminary meeting and we do not intend to disclose or discuss any material non-public information concerning the Company in this meeting. In the event that we mutually agree to pursue further discussions following this initial meeting, the parties will enter into an additional Confidentiality Agreement that includes standstill, non-solicitation and other customary terms.

The purpose of this letter agreement is to set forth our agreement concerning the confidentiality of our discussions and any information concerning the Company or a Transaction disclosed to you. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “our Representatives”) to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for a Transaction (collectively, “your Representatives”) and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, a Transaction which contain or reflect any such information is hereinafter referred to as the “Information.” The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement or other obligation of confidentiality or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) not known by you to be prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation.

Accordingly, you hereby agree that:

1.	You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, in whole or in part, (ii) will not use any Information other than in connection with a Transaction; provided, however, that you may reveal the Information or portions thereof to your Representatives (a) who need to know the Information for the purpose of evaluating a Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who are directed by you to treat the Information in a manner consistent with the terms of this letter agreement. You will be responsible for any breach of this letter agreement by any of your Representatives.

2.

You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering a Transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning a Transaction or involving the Company or any term, condition or other fact relating to a

October 28, 2008

Transaction or such discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement.

3.	In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly (unless prohibited by law) so that we may seek an appropriate protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement (and if we seek such an order, you will provide such cooperation as we shall reasonably request). In the event that no such protective order or other remedy is obtained or that the Company waives compliance with the terms of this letter agreement and that you or any of your Representatives are nonetheless legally compelled to disclose such Information, you or your Representatives, as the case may be, will furnish only that portion of the Information which you are advised by counsel is legally required and will give the Company written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.	You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information concerning the matters that are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. You hereby represent that, as of the date hereof, you and your affiliates and associates (as such terms are defined in Rule 12b-2 of the Exchange Act), beneficially own in the aggregate less than 1% of the outstanding voting securities of the Company.

5.	You agree that unless and until otherwise directed by the Company’s Chief Executive Officer or Chief Financial Officer, all communications regarding a Transaction will be first submitted or directed to the Company’s Chief Executive Officer or Chief Financial Officer. You acknowledge and agree that unless and until a written definitive agreement concerning a Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to a Transaction or any obligation of any kind whatsoever with respect to a Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to a Transaction or otherwise.

6.	You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of specific performance and injunctive or other equitable relief in our favor without proof of actual damages and you further agree to waive, and to use all reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by either party or its Representatives, then the breaching party will reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

7.	You agree that no failure or delay by us or any of our Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

8.

This letter agreement will be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts between residents of that State and executed in and to be performed entirely within that State, without regard to conflicts of laws principles. Each party hereto consents to personal jurisdiction in that State and voluntarily submits to the jurisdiction of the courts of that State

October 28, 2008

in any action or proceeding with respect to this letter agreement, including the federal district courts located in that State. You agree that you may be served with process at your address set forth on the first page hereof.

9.	This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of the Company, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby.

10.	No person not a party to this Agreement is intended to be a beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Sincerely, INFOCUS CORPORATION

By	/S/ LISA PRENTICE
Signature
Print Name: Lisa K. Prentice Title: Chief Financial Officer

Accepted and agreed to as of the date first written above:

/S/ JOHN HUI
John Hui, on behalf of Joui International, LLC